Virtus ETF Trust II 485BPOS

Exhibit 99.(d)(2)

VIRTUS ETF TRUST II

AMENDMENT TO SCHEDULE A TO THE

ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the [____] day of [_____________], to Schedule A to the Advisory Agreement, dated as of January 4, 2016 (the “Advisory Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and VIRTUS ETF ADVISERS LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Advisory Agreement to replace Schedule A.

NOW, THEREFORE, the parties agree as follows:

1.       Schedule A to the Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.       Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VIRTUS ETF ADVISERS LLC
By:		By:
	William J. Smalley, President		Brinton W. Frith, President

SCHEDULE A

to the

ADVISORY AGREEMENT

between

VIRTUS ETF TRUST II

and

VIRTUS ETF ADVISERS LLC

(As of [_____________])

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Effective Date	Minimum Fee	Rate
Virtus Newfleet ABS/MBS ETF	[_________]	$0	0.49%*

Virtus Newfleet Dynamic Credit ETF	January 4, 2016	$0	0.55%

Virtus Seix Senior Loan ETF	April 22, 2019	$0	0.57%*

Virtus Terranova U.S. Quality Momentum ETF	November 17, 2020	$0	0.29%*

* The management fee for this Fund is structured as a “unified fee”, out of which the Adviser pays all of the ordinary operating expenses of the Fund, except for the fee payment under this Agreement; payments under any 12b-1 plan; taxes and other governmental fees; brokerage fees, commissions and other transaction expenses; interest and other costs of borrowing; litigation or arbitration expenses; acquired fund fees and expenses; and extraordinary or other non-routine expenses of the Fund; each of which is paid by the Fund.